[LETTERHEAD OF SANDWICH BANCORP, INC.]


                  SANDWICH BANCORP RECEIVES
                COMPETING MERGER PROPOSAL FROM
               CAPE COD BANK AND TRUST COMPANY

    SANDWICH, MASSACHUSETTS, February 17, 1998.... Sandwich
Bancorp, Inc. (NASDAQ: SWCB), the holding company for The Sandwich Co-operative Bank, Sandwich, MA, announced that it had received today from Cape Cod Bank and Trust Company, South Yarmouth, MA (NASDAQ: CCBT), a written non-binding expression of interest in acquiring Sandwich for a per share price of approximately $60. The expression of interest contemplates a non-taxable stock-for-stock exchange with the possible alternative of up to 20% of the purchase price in cash. The expression of interest also contemplates CCB&T's acceptance of applicable non-financial terms of the previously announced definitive agreement between Sandwich and CompassBank. That agreement, entered into and announced on February 2, 1998, provides for CompassBank's acquisition of Sandwich for a per share cash purchase price of $53.

     Frederic D. Legate, President and Chief Financial Officer of Sandwich, stated that Sandwich had just today received the CCB&T expression of interest and the Board of Directors of Sandwich will consider as soon as possible its financial and other terms. Sandwich will provide additional information with respect to this matter following the Board's review.